EXHIBIT 99.1

IPIX corporation
FOR IMMEDIATE RELEASE
May 10, 2006

Contact: Stephanie Kantor Holtzman
stephanie.holtzman@ipix.com
(703) 674-4151

IPIX REPORTS RESULTS FOR FIRST QUARTER 2006

RESTON, VA - May 10, 2006 - IPIX Corporation (NASDAQ: IPIX), a premier supplier of 360-degree, immersive imaging technologies for visual intelligence applications, announced results for its first quarter ended March 31, 2006.

Revenue for the quarter was $1.91 million, a 186% increase from the same period in the previous year. Net loss to common shareholders for the first quarter was ($3.86) million or ($0.14) per share compared to ($6.00) million or ($0.27) per share in the comparable period a year ago. In the year ago quarter, net loss to common shareholders included loss from discontinued operations of ($1.36) million or ($0.06) a share. There was no loss from discontinued operations in the first quarter of 2006.

In the first quarter, hardware revenue increased 93% as our video products achieved increased traction in the market. Professional service revenue was a material revenue source in the quarter under IPIX’s $2.4 million research contract with the Department of Defense Advanced Research Projects Agency (DARPA) to research and build the world’s highest resolution video camera. There was no services revenue in the same period in 2005.

Operating expenses declined approximately 18% in the quarter versus the same period last year as IPIX experienced savings from its prior years’ restructuring activities as well as reductions in legal and Sarbanes Oxley compliance expenses. R&D expenses decreased as some of these costs were allocated to cost of goods sold for work done under contract to DARPA.

“I am very pleased with the progress we have made in the first quarter,” said IPIX President and CEO Clara Conti. “IPIX continues to gain traction in its vertical markets and streamline its operations for greater efficiency.”

###
About IPIX Corporation

IPIX Corporation is the leading developer of advanced, 360˚ visual technologies for government and commercial applications. We combine experience, patented technology and strategic partnerships to deliver visual business intelligence solutions worldwide. www.ipix.com

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and restructuring efforts and are based on current expectations.

Actual results may differ materially from those projected in the forward-looking statements based upon a number of factors including: changes in the demand for our products and services; our third-party supplier's ability to deliver high quality components to us in a timely fashion; our ability to control or effect reductions in costs; uncertainty regarding our ability to continue as a going concern; our ability to raise capital and fund our operations; our ability to attract and retain highly qualified personnel; our ability to design, manufacture and deliver high quality products in a timely fashion; and, the burdens and costs of defending against potential infringement claims.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-Ks, Form 10-K/As, Form 10-Qs, Form S-3s and Form 8-Ks (www.sec.gov).

IPIX Corporation
Condensed Consolidated Statement of Financial Condition

	March 31,	December 31,
	2006	2005
	(unaudited)	(1)
	(in thousands, except share amounts)

ASSETS
Cash and cash equivalents	$1,195	$4,860
Short term investments	1,488	1,481
Accounts receivable, net of allowance for doubtful accounts of $0 at March 31, 2006 and $0 at December 31, 2005	1,299	1,348
Inventory, net of reserve for obsolescence of $165 at March 31, 2006 and $214 at December 31, 20005	1,786	2,145
Prepaid expenses and other current assets	845	1,158
Assets held for sale	28	28

Total current assets	6,641	11,020

Computer hardware, software and other, net	1,074	1,191
Other long term assets	80	80

Total assets	$7,795	$12,291

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,072	$2,543
Accrued liabilities	2,799	3,350
Deferred revenue	69	-

Total current liabilities	4,940	5,893
Other long term liabilities	-	53

Total liabilities	4,940	5,946

STOCKHOLDERS' EQUITY:
Preferred stock , $0.001 par value, 5,001,100 authorized, 245,550 and 246,867 shares issued and outstanding	-	-
(Aggregate liquidation value: $6,684 and $6,623)
Common stock, $0.001 par value, 50,000,000 authorized, 27,483,874 and 27,455,083 shares issued	27	27
and outstanding
Additional paid-in capital	547,160	546,804
Accumulated deficit	(544,332)	(540,486)

Total stockholders' equity	2,855	6,345

Total liabilities and stockholders' equity	$7,795	$12,291

(1) December 31, 2005 balances are derived from the audited condensed consolidated financial statements

IPIX Corporation
Condensed Consolidation Statements of Operations
(Unaudited)

	Three months ended March 31,
	2006	2005
	(unaudited)
	(In thousands except per share data)

Revenue:
Hardware	$612	$317
Services	1,057	-
Licenses and other	239	351
Total revenue	1,908	668

Cost of revenue:
Hardware	591	170
Services	955	-
Licenses and other	206	196
Total cost of revenue	1,752	366

Gross profit	156	302

Operating expenses:
Sales and marketing	1,955	1,715
Research and development	523	666
General and administrative	1,556	2,294
Restructuring	(13)	-
Loss on impairment of investment	-	253
Total operating expenses	4,021	4,928

Loss from operations	(3,865)	(4,626)
Other	19	105

Loss from continuing operations	(3,846)	(4,521)
Loss from discontinued operations, net of taxes	-	(1,360)

Net loss	(3,846)	(5,881)
Preferred stock dividends	(9)	(115)

Net loss available to common stockholders	$(3,855)	$(5,996)

Basic and diluted loss per share:
Continuing operations	$(0.14)	$(0.21)
Discontinued operations	$-	$(0.06)

Net loss per common share to common stockholders - basic and diluted	$(0.14)	$(0.27)

Weighted average common shares, basic and diluted	27,474	21,938